UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

ARNO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52153	52-2286452
(Commission File Number)	(IRS Employer Identification No.)

200 Route 31 North, Suite 104

Flemington, NJ 08822

(Address of principal executive offices and Zip Code)

(862) 703-7170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2012 (the “Effective Date”), Arno Therapeutics, Inc. (the “Company”), entered into a license agreement (the “License Agreement”) with Invivis Pharmaceuticals, Inc. (“Invivis”), pursuant to which the Company was granted an exclusive, worldwide (except as noted below), royalty-bearing license for the rights to commercialize technologies embodied by a certain patent application and know-how relating to onapristone, an anti-progestin hormone blocker, for all therapeutic uses. Also on February 13, 2012, the Company entered into a services agreement (the “Services Agreement”) with Invivis, pursuant to which Invivis will provide the Company with certain support services relating to the development of onapristone in exchange for a monthly cash payment.

Under the terms of the License Agreement, the Company is required to make a one-time cash payment of $500,000 to Invivis within 30 days of the Effective Date. The License Agreement also requires the Company to make performance-based cash payments to Invivis of up to an aggregate of $15.1 million upon successful completion of clinical and regulatory milestones relating to onapristone (including regulatory approval in the United States, the EU and Japan) and to pay Invivis a royalty on net sales of onapristone at a rate in the low-single digits.

Pursuant to the License Agreement, Invivis retains all rights related to the commercialization of onapristone in France, subject to the Company’s right to engage in the clinical development of onapristone and obtain marketing approval of the drug in France. In the event the Company successfully obtains marketing approval of onapristone in France, Invivis shall have the option, within 90 days of such approval, to transfer to the Company all rights related to the commercialization of onapristone in France in exchange for a one-time cash payment.

The License Agreement provides that the Company will indemnify and hold Invivis and its affiliates harmless from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees) arising out of or in connection with (i) the death of or injury to any person or any damage to property; (ii) the production, manufacture, sale, use, lease, consumption or advertisement of onapristone; or (iii) any obligation of the Company under the License Agreement, except for (x) claims that the licensed patent rights infringe third party intellectual property; and (y) claims arising out of the gross negligence or willful misconduct of Invivis, breach of warranty by Invivis, or certain other breaches of the License Agreement by Invivis. The License Agreement will terminate upon the later of (i) the expiration of the last patent relating to onapristone, and (ii) February 13, 2032. Invivis may terminate the License Agreement upon a material breach by the Company to the extent the Company fails to cure any such breach within 90 days after receiving notice of such breach or in the event the Company files for bankruptcy. The Company may terminate the License Agreement for any reason upon 90 days’ prior written notice.

The foregoing descriptions of the License Agreement and Services Agreement do not purport to be complete descriptions of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the full text of the License Agreement and Services Agreement that will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012. The Company intends to submit a Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the License Agreement and Services Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: February 17, 2012

Arno Therapeutics, Inc.

By:	/s/ Glenn R. Mattes
Glenn R. Mattes President and Chief Executive Officer

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